Exhibit 3.1

LOCKHEED MARTIN

BYLAWS

Lockheed Martin Corporation

As revised, effective September 22, 2016

BYLAWS

OF

LOCKHEED MARTIN CORPORATION

ARTICLE I

STOCKHOLDERS

ARTICLE II

BOARD OF DIRECTORS

i

(Continued)

ARTICLE III

COMMITTEES

ARTICLE IV

OFFICERS

ARTICLE V

STOCK

ARTICLE VI

INDEMNIFICATION

ii

(Continued)

Section 6.04.	General	25

ARTICLE VII

SUNDRY PROVISIONS

Section 7.01.	Seal	26
Section 7.02.	Voting of Stock in Other Corporations	26
Section 7.03.	Amendments	26

iii

BYLAWS

OF

LOCKHEED MARTIN CORPORATION

(Incorporated under the laws of Maryland, August 29, 1994, and herein referred to as the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1.01. ANNUAL MEETINGS. The Corporation shall hold an annual meeting of stockholders for the election of directors and the transaction of any other business as is within the powers of the Corporation and is properly brought before the meeting at such date and time as shall be determined by the Board of Directors. Failure to hold an annual meeting at the designated time shall not, however, invalidate the corporate existence or affect otherwise valid corporate acts.

Section 1.02. SPECIAL MEETINGS.

(a) Call of Special Meeting. At any time in the interval between annual meetings, special meetings of the stockholders may be called by the Chairman of the Board, the Chief Executive Officer or the President, or by the Board of Directors or the Executive Committee. Subject to the provisions of this Section 1.02, special meetings of stockholders also shall be called by the Secretary of the Corporation for the purpose of acting upon any matter that properly may be considered at a meeting of stockholders upon the written request of (i) a person who, individually, is the beneficial owner of shares of capital stock of the Corporation entitled to cast ten percent (10%) or more of the votes entitled to be cast at the meeting, or (ii) persons who, in the aggregate, are the beneficial owners of shares of capital stock of the Corporation entitled to cast twenty-five percent (25%) or more of the votes entitled to be cast at the meeting.

(b) Stockholder Special Meeting Requests. Any person or persons who beneficially own shares of the capital stock of the Corporation and who seek a special meeting of stockholders in accordance with subsection (a) of this Section 1.02 (collectively, “Stockholder Proponents”) shall deliver a written notice to the Secretary of the Corporation at the principal executive offices of the Corporation that sets forth (i) the name and address of the Stockholder Proponents and any Associated Person, the class and number of shares of capital stock of the Corporation that are beneficially owned by the Stockholder Proponents and any Associated Person, and, if the Stockholder Proponents are not stockholders of record, satisfactory written evidence of the Stockholder Proponents’ beneficial ownership of such shares of capital stock of the Corporation, (ii) a description of the business desired to be brought before the special meeting, the reasons for proposing such business at the meeting and any interest in such business of the Stockholder Proponents or any Associated Person (including any anticipated benefit to the Stockholder

Proponents or any Associated Person therefrom), (iii) a description of (A) any agreement, arrangement or understanding (including any derivative or short position, profits interests, options, hedging transactions, borrowing or lending of securities or proxy or voting agreements) in effect at the time of the giving of the notice or at any time during the six (6) month period then ending, by or on behalf of the Stockholder Proponents or any Associated Person, the effect or intent of which is to manage risk or benefit from changes in the price of any securities issued by the Corporation, or to increase or decrease the voting power of any such person in respect of securities issued by the Corporation, or (B) any direct or indirect economic interest of the Stockholder Proponents or any Associated Person in the Corporation (including by virtue of an existing or prospective commercial or contractual relationship with the Corporation), other than an interest arising solely out of the ownership of securities issued by the Corporation, and (iv) all other information relating to the Stockholder Proponents or any Associated Person that would be required to be disclosed in connection with the solicitation of proxies for the matters proposed to be considered at the special meeting of stockholders pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any Stockholder Proponent may revoke his, her or its request for a special meeting of stockholders at any time by written notice delivered to the Secretary of the Corporation. In the event a written revocation or revocations have been delivered to the Secretary of the Corporation such that the requirements of subsection (a) of this Section 1.02 no longer are satisfied with respect to the applicable stockholder request for a special meeting, (i) if the notice of the special meeting has not been mailed to the stockholders of the Corporation in accordance with Section 1.04, the Secretary shall refrain from delivering the notice of the meeting and shall send to all other Stockholder Proponents a written notice of the revocation of the request for a special meeting, and (ii) if the notice of the special meeting has been mailed to the stockholders of the Corporation in accordance with Section 1.04, (A) the Secretary may revoke the notice of the meeting, (B) the chairman of the meeting may call the meeting to order on the date and at the time of the special meeting and upon his or her own motion, without any action of the stockholders, adjourn the meeting without acting on the matter or matters to be considered at the meeting, or (C) the Corporation, in its discretion, may proceed with the special meeting. Any request for a special meeting received after a notice to the Stockholder Proponents under clause (i) of the preceding sentence or after a revocation by the Secretary of a notice of the meeting under clause (ii)(A) of the preceding sentence shall be considered a request for a new special meeting of stockholders.

(c) Obligation to Proceed with Stockholder Requested Special Meeting. In determining whether a request for a special meeting by the stockholders of the Corporation is valid, multiple special meeting requests will not be considered part of a single request for a special meeting for purposes of the requirement set forth in clause (ii) of the second sentence of subsection (a) of this Section 1.02.

Upon receipt of a proper request from Stockholder Proponents for the holding of a special meeting, the Secretary shall inform the Stockholder Proponents of the reasonably estimated cost of the Corporation for preparing and mailing the Corporation’s notice of the meeting (including the related proxy materials prepared by the Corporation). The Secretary shall not be required to call a special meeting upon stockholder request unless and until the Stockholder Proponents have paid the reasonably estimated cost of the Corporation for preparing and mailing the Corporation’s notice of the meeting (including the related proxy materials prepared by the Corporation) as determined by the Secretary.

Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter that is substantially the same as a matter voted on at any special meeting of stockholders of the Corporation held during the preceding twelve (12) months.

(d) General. For purposes of this Section 1.02, “beneficial ownership” (and the correlative term, “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

For purposes of this Section 1.02, “Associated Person” shall have the meaning set forth in Section 1.10(c).

Notwithstanding the foregoing provisions of this Section 1.02, a Stockholder Proponent also shall comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.02.

Section 1.03. PLACE OF MEETINGS. All meetings of stockholders shall be held at such place inside or outside of the United States as determined by the Board of Directors and designated in the notice of meeting.

Section 1.04. NOTICE OF MEETINGS. Not less than thirty (30) days nor more than ninety (90) days before the date of every stockholders’ meeting, the Secretary shall give to each stockholder entitled to vote at such meeting and each other stockholder entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by the Maryland General Corporation Law, the purpose or purposes for which the meeting is called, either by mail or by presenting it to him or her personally or by leaving it at his or her residence or usual place of business, by electronic transmission, or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at his or her post office address as it appears on the records of the Corporation, with postage thereon prepaid. The Corporation may give a single notice to stockholders who share an address. The single notice shall be effective as to all stockholders sharing the address if the Corporation gives notice to such stockholders of its intent to give a single notice and the stockholders either consent to receiving a single notice or fail to object to receiving a single notice within sixty (60) days after the Corporation gives notice of its intent to give a single notice. Notwithstanding the foregoing provision for notice, a waiver of notice in writing, signed by the person or persons entitled to such notice and filed with the records of the meeting, whether before or after the holding thereof, or actual attendance at the meeting in person or by proxy, shall be deemed equivalent to the giving of such notice to such persons. Any meeting of stockholders, annual or special, (i) prior to being convened, may be postponed from time to time to a time and date not more than one-hundred twenty (120) days after the original record date at the same place or some other place, or (ii) after being convened, may be adjourned from time to time without further notice to a time and date not more than one-hundred twenty (120) days after the original record date at the same or some other place. Notice of postponement of a meeting of stockholders shall be given by the Secretary in any manner sufficient for notice of the meeting as contemplated by this Section 1.04.

Section 1.05. CONDUCT OF MEETINGS. Each meeting of stockholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine subject to the requirements of applicable law and the Charter. The Chairman of the Board or, in the absence of the Chairman of the Board, the Lead Director, or in the absence of the Chairman of the Board and the Lead Director, the person designated in writing by the Chairman of the Board, or if no person is so designated, then a person designated by the Board of Directors, shall preside as chairman of the meeting; if no person is so designated, then the stockholders shall choose a chairman by a majority of all votes cast provided that a quorum is present at the meeting. To the extent the Board of Directors does not establish rules or procedures for the conduct of a meeting or the rules or procedures established by the Board of Directors do not address a particular matter, the chairman of the meeting shall have the sole right and authority to determine the rules or procedures to be applied at the meeting and to take action as chairman of the meeting as he or she deems necessary or appropriate, in his or her discretion and without any action of the stockholders, including (i) restricting admission to the meeting to the time set in the notice of the meeting for commencement of the meeting, (ii) restricting attendance at the meeting to stockholders of record of the Corporation, duly authorized proxies of stockholders of record of the Corporation and such other individuals as the chairman of the meeting may determine, (iii) maintaining order and security at the meeting and, in connection therewith, causing the removal of any stockholder of record of the Corporation, any duly authorized proxy of a stockholder of record of the Corporation and any other individual who fails or refuses to comply with the rules or procedures established for the meeting or the direction of the chairman of the meeting, (iv) complying with any applicable federal, state and local laws or regulations, (v) limiting participation at the meeting to stockholders of record of the Corporation, duly authorized proxies of stockholders of record of the Corporation and such other individuals as the chairman of the meeting may determine, (vi) limiting the time allotted to questions or comments by participants at the meeting; (vii) determining the opening and closing of the polls at the meeting, and (viii) declaring the meeting closed, recessing the meeting or adjourning the meeting to a later date and time and at a place announced at the meeting. Unless otherwise determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be held in accordance with or governed by rules of parliamentary procedure. The Secretary or in the absence of the Secretary a person designated by the chairman of the meeting shall act as secretary of the meeting. In the event the Secretary presides as chairman of the meeting, an Assistant Secretary or other individual designated by the Secretary shall act as secretary of the meeting.

Section 1.06. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast on any matter at the meeting shall constitute a quorum; but this Section 1.06 shall not alter any requirement under statute or under the Charter of the Corporation for the vote necessary for the adoption of any measure. In the absence of a quorum, the chairman of the meeting or the stockholders present in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time to a date not more than one-hundred twenty (120) days after the original record date until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 1.07. VOTES REQUIRED. Unless applicable law or the Charter of the Corporation provides otherwise, the affirmative vote of a majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be required to take or authorize action upon any matter which may properly come before the meeting. Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders; but no share shall be entitled to any vote if any installment payable thereon is overdue and unpaid.

Notwithstanding the foregoing provisions of this Section 1.07, a nominee for election by the stockholders to the Board of Directors shall only be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election; provided, however, that a plurality of all votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a nominee to the Board of Directors if, in connection with the meeting, (i) a stockholder has duly nominated an individual for election to the Board of Directors in accordance with the advance notice and other nomination procedures and requirements adopted by the Corporation from time to time and set forth in these Bylaws or the applicable rules of the Securities and Exchange Commission (the “Commission”) or Section 1.11 and (ii) the stockholder nomination has not been withdrawn on or prior to the date that is fourteen (14) days prior to the date on which the Corporation first mails its notice of meeting to the stockholders. If directors are to be elected by a plurality of all votes cast at a meeting, stockholders shall not be permitted to vote against a nominee for election to the Board of Directors.

Section 1.08. PROXIES. A stockholder may vote shares of the Corporation’s capital stock that are entitled to be voted and are owned of record by such stockholder either in person or by proxy in any manner permitted by the Maryland General Corporation Law, as in effect from time to time. Any such proxy or evidence of authorization of a proxy shall be filed with the Secretary at or before the meeting, and no proxy shall be valid more than eleven (11) months after its date, unless otherwise provided in the proxy.

Section 1.09. INSPECTORS OF ELECTION. In advance of any meeting of stockholders, the Board of Directors may appoint Inspectors of Election to act at such meeting or at any adjournment or adjournments thereof. If such Inspectors are not so appointed or fail or refuse to act, the chairman of any such meeting may, and upon the demand of stockholders present in person or by proxy entitled to cast twenty-five percent (25%) of all the votes entitled to be cast at the meeting shall, make such appointments.

If there are three (3) or more Inspectors of Election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all. The Inspectors of Election shall determine the number of shares outstanding, the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; shall receive and tabulate votes, ballots, assents or consents, hear and determine all challenges and questions in any way arising in connection with the vote, count and tabulate all votes, assents and consents, and determine the result; and do such acts as are proper to conduct fairly the election or vote. On request, the Inspectors shall make a report in writing of any challenge, question or matter determined by them, and shall make and execute a certificate of any fact found by them.

No such Inspector need be a stockholder of the Corporation.

Section 1.10. DIRECTOR NOMINATIONS AND STOCKHOLDER BUSINESS.

(a) Director Nominations and Stockholder Business at Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, (iii) by any stockholder of the Corporation who (A) was a stockholder of record both at the time of giving of notice provided for in this Section 1.10(a) and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the provisions of this Section 1.10(a), or (iv) by any stockholder of record of the Corporation who has complied with the requirements and procedures set forth in Section 1.11 and whose nominees are included in the Corporation’s proxy materials with respect to such meeting.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of subsection (a)(1) of this Section 1.10, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation before 5:00 p.m., Eastern time, not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days before the first anniversary of the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting, and shall include the information required by this Section 1.10; provided, however, that if the annual meeting is advanced or delayed by more than thirty (30) days from the anniversary of the date of the previous year’s annual meeting, to be timely notice by the stockholder must be so delivered before 5:00 p.m., Eastern time, not earlier than one-hundred fifty (150) days before the annual meeting and not later than the later of one-hundred twenty (120) days before the annual meeting or the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (A) the name, age, business address and residence address of such person, (B) the class and number of shares of capital stock of the Corporation that are beneficially owned by such person, (C) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (D) a representation that the nominee will comply with the Corporation’s Code of Ethics and Business Conduct and its policies regarding conflict of interest and protection of sensitive information and any other Corporation policies and guidelines applicable to directors (which will be provided by the Corporation following a request therefor), and (E) a representation that the nominee is not (and will not become) a party to an agreement relating to (1) how the nominee will act or vote on any issue, or (2) compensation, in each case without prompt disclosure to the Corporation; (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of the stockholder or any Associated Person (including any anticipated benefit to the stockholder or any Associated Person therefrom); and (iii) as to the stockholder giving the notice, any Associated Person and any nominee for election or reelection as a director, (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such Associated Person or nominee, (B) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and any Associated Person, and (C) a description of (1) any agreement, arrangement or understanding (including any derivative or short position, profits interests, options, hedging transactions, borrowing or lending of securities or proxy or voting agreements) in effect at the time of the giving of the notice or at any time during the six (6) month period then ending, by or on behalf of the stockholder giving the notice, any Associated Person or nominee, the effect or intent of which is to manage risk or benefit from changes in the price of any securities issued by the Corporation, or to increase or decrease the voting power of any such person in respect of securities issued by the Corporation, (2) any agreements, arrangements or understandings between the stockholder providing notice or the nominee and any other person in connection with the proposed nomination or business, or (3) any direct or indirect economic interest of the stockholder giving the notice, any Associated Person or nominee in the Corporation (including by virtue of an existing or prospective commercial or contractual relationship with the Corporation), other than an interest arising solely out of the ownership of securities issued by the Corporation, (D) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business or nominate the person(s) named in its notice, (E) any other information relating to the stockholder that would be required to be disclosed in the solicitation of proxies for the election of directors in an election contest if such stockholder were a nominee for election as a director or is otherwise required for a stockholder proponent, in each case pursuant to the Exchange Act, and (F) a representation that such stockholder will update the disclosures required by Section 1.10(a)(2) as of the record date of the meeting. The announcement of a postponement of an annual meeting after notice of the meeting has been given or an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 1.10(a)(2).

(3) Notwithstanding anything in this subsection (a) of this Section 1.10 to the contrary, in the event that the number of directors to be elected is increased and there is no public announcement of the increase at least one-hundred thirty (130) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.10(a) also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Director Nominations and Stockholder Business at Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) pursuant to the Corporation’s notice of meeting; (ii) by or at the direction of the Board of Directors; or (iii) provided that the special meeting has been called in accordance with Article I, Section 1.02 for the purpose of electing directors, by any stockholder of the Corporation who (A) is a stockholder of record both at the time of giving of notice provided for in this Section 1.10(b) and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) complies with the provisions of this Section 1.10. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more persons to the Board, any such stockholder may nominate a person or persons (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice containing all of the information required by subsection (a)(2) of this Section 1.10, shall be delivered to the Secretary at the principal executive office of the Corporation before 5:00 p.m., Eastern time, not earlier than one-hundred twenty (120) days before the special meeting and not later than the later of ninety (90) days before the special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting. The announcement of a postponement of a special meeting after notice of the meeting has been given or an adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 1.10(b).

(c) General. Only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 or in Section 1.11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the provisions of this Section 1.10 or Section 1.11. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of this Section 1.10 and, if any proposed nomination or business is not in compliance with this Section 1.10, to declare that such defective nomination or proposal be disregarded.

For purposes of this Section 1.10 and Section 1.11, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

For purposes of this Section 1.10, an “Associated Person” of a stockholder means (i) any person acting in concert with the stockholder; (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by the stockholder (other than a stockholder that is a depositary); and (iii) any person that, directly or indirectly, controls, is controlled by or is under common control with the stockholder or an Associated Person of the stockholder.

Notwithstanding the foregoing provisions of this Section 1.10, a stockholder also shall comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this

Section 1.10 shall be deemed to affect any rights of stockholders to request inclusion of proposals in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Section 1.11. PROXY ACCESS FOR DIRECTOR NOMINATIONS.

(a) Proxy Access. Subject to the terms and conditions set forth in these Bylaws, in connection with an annual meeting of stockholders, the Corporation shall include in its proxy statement and form of proxy the name and other Required Information (as defined in Section 1.11(c) below) of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder of record who is, or is acting on behalf of, an Eligible Stockholder (as defined in Section 1.11(e) below). For the avoidance of doubt, the provisions of this Section 1.11 shall not apply to a special meeting of stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or any other person in the Corporation’s proxy statement or form of proxy for any special meeting of stockholders. This Section 1.11 shall be the exclusive method for stockholders (including beneficial owners of stock) to include nominees for director election in the Corporation’s proxy materials.

(b) Timeliness of Notice. To nominate a Stockholder Nominee, a stockholder of record who is, or is acting on behalf of, an Eligible Stockholder must provide a notice that expressly elects to have the Stockholder Nominee included in the Corporation’s proxy materials pursuant to this Section 1.11 (the “Stockholder Notice”). To be timely, a Stockholder Notice shall be delivered to the Secretary at the principal executive offices of the Corporation before 5:00 p.m., Eastern time, not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days before the first anniversary of the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting, and shall include the information required by this Section 1.11; provided, however, that if the annual meeting is advanced or delayed by more than thirty (30) days from the anniversary of the date of the previous year’s annual meeting, to be timely a Stockholder Notice must be so delivered before 5:00 p.m., Eastern time, not earlier than one-hundred fifty (150) days before the annual meeting and not later than the later of one-hundred twenty (120) days before the annual meeting or the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. In no event shall an adjournment of an annual meeting of stockholders, or postponement of any previously scheduled meeting of stockholders for which notice has been given (or with respect to which there has been a public announcement of the date of the meeting), commence a new time period (or extend any time period) for the giving of a Stockholder Notice under this Section 1.11.

(c) Information Included in Proxy Materials. For purposes of this Section 1.11, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words per Stockholder Nominee, in support of each Stockholder Nominee (the “Statement”), which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement. Notwithstanding anything to the contrary contained in this Section 1.11, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it believes would violate any applicable law or regulation. Nothing in this Section 1.11 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Stockholder Nominee.

(d) Number of Stockholder Nominees. The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall be the greater of (i) two or (ii) 20% of the number of directors in office and subject to election by the holders of common stock as of the last day on which a Stockholder Notice may be delivered with respect to the annual meeting of stockholders, or if such calculation does not result in a whole number, the closest whole number below 20% (the “Permitted Number”); provided, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the deadline in Section 1.11(b) and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. The Permitted Number shall be reduced by the number of director candidates for which the Corporation shall have received one or more notices that a stockholder intends to nominate such director candidates at such applicable annual meeting of stockholders pursuant to clause (iii) of subsection (a)(1) of Section 1.10 of these Bylaws. The Permitted Number shall be further reduced by the number of director candidates who were Stockholder Nominees at any of the two annual meetings of stockholders preceding the applicable annual meeting and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors. The Permitted Number shall also be reduced by the number of director candidates whose names were submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 1.11, but who were thereafter nominated by the Board of Directors. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 1.11 exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned in its respective Stockholder Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 1.11 (x) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (y) is thereafter not submitted for director election for any reason (including the failure to comply with this Section 1.11) other than due to a failure by the Corporation to include such Stockholder Nominee in the proxy materials in violation of this Section 1.11, no other nominee or nominees (other than any Stockholder Nominee already determined to be included in the Corporation’s proxy materials who continues to satisfy the eligibility requirements of this Section 1.11) shall be included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Section 1.11.

(e) Group Provisions to Determine Eligible Stockholder. An “Eligible Stockholder” is one or more persons who own and have owned, or are acting on behalf of one or more persons who own and have owned (as defined below in Section 1.11(f)), continuously for at least three years as of the date the Stockholder Notice is received by the Corporation, shares representing at least 3% of the shares of common stock outstanding as of the date of such Stockholder Notice (the “Required Shares”), and who continue to own the Required Shares at all times between the date the Stockholder Notice is received by the Corporation and the date of the applicable annual meeting of stockholders, provided that the aggregate number of persons whose stock ownership is counted for the purposes of satisfying the foregoing ownership requirement, shall not exceed 20. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (as amended from time to time the “Investment Company Act”) (such funds together under each of (i), (ii) or (iii) comprising a “Qualifying Fund”) shall be treated as one owner for the purpose of determining the aggregate number of stockholders in this paragraph, and treated as one person for the purpose of determining “ownership” as defined in this Section 1.11, provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 1.11. No person (other than a Custodian Holder) may be a member of more than one group constituting an Eligible Stockholder under this Section 1.11.

(f) Definition of Ownership. For purposes of calculating the Required Shares, “ownership” shall be deemed to consist of and include only the outstanding shares as to which a person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the ownership of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) that a person has sold in any transaction that has not been settled or closed, including any short sale, (B) that a person has borrowed or purchased pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by a person, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such person’s shares. “Ownership” shall include shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares, provided that this provision shall not alter the obligations of any stockholder of record to provide the Stockholder Notice. Ownership of shares shall be deemed to continue during any period in which shares have been loaned if the person claiming ownership may recall such loaned shares on five business days’ notice and during any period in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(g) Contents of Stockholder Notice. The Stockholder Notice shall set forth or be submitted with the following information and materials in writing (including, as applicable, with respect to each stockholder of record, fund comprising a Qualifying Fund and any other person whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder but not with respect to a Custodian Holder): (i) with respect to the Eligible Stockholder, the number of shares that the Eligible Stockholder is deemed to own for the purposes of this Section 1.11; (ii) the written consent of each Stockholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a director if elected; (iii) a copy of the Schedule 14N that has been, or concurrently is, filed with the Commission as required by Rule 14a-18 under the Exchange Act; (iv) with respect to each Stockholder Nominee, all information relating to such Stockholder Nominee as would be required to be disclosed in a solicitation of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act; and (v) a completed director questionnaire signed by the Stockholder Nominee(s) (a form of which shall be provided by the Secretary of the Corporation promptly following a request therefor). In addition, the Stockholder Notice must be submitted with a signed and written agreement of the Eligible Stockholder (including, as applicable, a signed and written agreement with respect to each stockholder of record, fund comprising a Qualifying Fund and any other person whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder but not with respect to a Custodian Holder) setting forth: (i) a representation that the Eligible Stockholder (A) acquired ownership of the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the applicable annual meeting of stockholders, (C) has not nominated and will not nominate for election to the Board of Directors at the applicable annual meeting of stockholders any person other than its Stockholder Nominee(s), (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (E) will not distribute to any person any form of proxy for the applicable annual meeting of stockholders other than the form distributed by the Corporation, and (F) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise will comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 1.11; (ii) a representation that (A) within five business days after the date that the Stockholder Notice is sent to the Corporation, the Eligible Stockholder will provide one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the requisite three-year holding period) that, as of a date within seven calendar days prior to the date that the Stockholder Notice is delivered to or mailed and received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, (B) within five business days after the record date for determining the stockholders entitled to vote at the annual meeting, the Eligible Stockholder will provide one or more written statements from the record holder (and from each intermediary through which the Required Shares are held) verifying the Eligible Stockholder’s continuous ownership of the Required Shares through such record date and (C) the Eligible Stockholder will provide immediate written notice to the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders; (iii) in the case of a nomination by a group of persons that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating group with respect to the nomination and matters related thereto, including withdrawal of the nomination; (iv) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee pursuant to this Section 1.11, (C) file with the Commission any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, (D) comply with all laws and regulations applicable to any solicitation in connection with the annual meeting and (E) provide the Corporation prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by the Corporation; and (v) an agreement and waiver by the Eligible Stockholder, in a form reasonably acceptable to the Corporation, providing that, if any of such Eligible Stockholder’s Stockholder Nominee(s) are elected at the annual meeting to which such Eligible Stockholder’s Stockholder Notice relates, for the following two annual meetings, the Eligible Stockholder will not, and irrevocably waives any right to, nominate any candidates for director election other than a nomination submitted pursuant to, and subject to the terms and conditions of, this Section 1.11. In addition, no later than the Stockholder Notice deadline set forth in Section 1.11(b), a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary documentation satisfactory to the Corporation that demonstrates that the funds comprising the Qualifying Fund are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act.

(h) Information and Agreements from Stockholder Nominees. At the request of the Corporation, each Stockholder Nominee must: (i) provide an executed agreement, in a form satisfactory to the Corporation, that (A) the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Ethics and Business Conduct and its policies regarding conflict of interest and protection of sensitive information and any other Corporation policies and guidelines applicable to directors (which will be provided by the Corporation following a request therefor), (B) the Stockholder Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as Stockholder Nominee or as a director of the Corporation, in each case that has not been disclosed to the Corporation, and (C) the Stockholder Nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation; and (ii) provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine (A) if such Stockholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Commission, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (B) if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines and (C) if such Stockholder Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Commission. In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

(i) Exclusion of Stockholder Nominees from Proxy Materials. The Corporation shall not be required to include, pursuant to this Section 1.11, a Stockholder Nominee in its proxy materials for any meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation: (i) if the Stockholder Nominee or the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors; (ii) who is not independent for purposes of membership of the Board of Directors or any committee thereof under (A) the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, (B) any applicable rules of the Commission or any other regulatory body with jurisdiction over the Corporation or (C) any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Corporation; (iii) who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), or is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Charter of the Corporation, the rules and listing standards of the principal U.S. securities exchange upon which the common stock of the Corporation is listed, or any applicable state or federal law, rule or regulation; (v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914 (as amended from time to time); (vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years; (vii) who is subject to an order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended from time to time; (viii) if such Stockholder Nominee or the applicable Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) shall have provided information to the Corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the Corporation; (ix) if the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) or applicable Stockholder Nominee otherwise breaches or fails to comply with its representations or obligations made or undertaken pursuant to these Bylaws, including, without limitation, this Section 1.11; or (x) if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting. For the purpose of this Section 1.11(i), if any of the conditions set forth in clauses (ii) through (x) are satisfied, then the applicable Stockholder Nominee shall not be included in the proxy materials and shall not be eligible or qualified for director election and if any of the conditions set forth in clause (i) are satisfied, then no Stockholder Nominees shall be included in the proxy materials and no Stockholder Nominee shall be eligible or qualified for director election.

(j) Conditional Resignations of Stockholder Nominees. Any Stockholder Nominee who is included in the Corporation’s proxy materials for an annual meeting of stockholders pursuant to this Section 1.11 shall tender an irrevocable resignation (resigning his or her candidacy for director election and, if applicable at the time of the determination made in the next sentence, resigning from his or her position as a director), in a form satisfactory to the Corporation, in advance of the annual meeting, provided that such resignation shall expire upon the certification of the voting results of that annual meeting of stockholders. Such resignation shall become effective upon a determination by the Board of Directors or any committee thereof that (i) the information provided pursuant to this Section 1.11 to the Corporation by such individual or by the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) who nominated such individual was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) such individual, or the Eligible Stockholder (or any member of any group of persons that together is such Eligible Stockholder) who nominated such individual, shall have breached or failed to comply with its agreements, representations undertakings and/or obligations pursuant to these Bylaws, including, without limitation, this Section 1.11.

(k) Interpretation; Application; Attendance of Eligible Stockholder at Annual Meeting. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 1.11 and to make any and all determinations necessary or advisable to apply this Section 1.11 to any persons, facts or circumstances, including the power to determine (i) whether a person or group of persons qualifies as an Eligible Stockholder; (ii) whether a Stockholder Notice complies with this Section 1.11; (iii) whether a person satisfies the qualifications and requirements imposed by this Section 1.11 to be a Stockholder Nominee; and (iv) whether any and all requirements of this Section 1.11 have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law or otherwise determined by the chairman of the meeting, if neither the Eligible Stockholder (or if the Eligible Stockholder is comprised of a group, no member of such group) nor a qualified representative of the Eligible Stockholder appears at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee(s), such nomination or nominations shall be disregarded and conclusively deemed withdrawn, notwithstanding that proxies in respect of the election of the Stockholder Nominee(s) may have been received by the Corporation. For purposes of this Section 1.11, to be considered a qualified representative of the Eligible Stockholder, a person must be authorized by a writing executed by such Eligible Stockholder or an electronic transmission delivered by such Eligible Stockholder to act for such Eligible Stockholder as proxy at the annual meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(l) General. For purposes of this Section 1.11 “beneficial ownership” (and the correlative term, “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act. For purposes of this Section 1.11, “Custodian Holder”, with respect to any Eligible Stockholder, means any broker, bank or custodian (or similar nominee) who (i) is acting solely as a nominee on behalf of a beneficial owner and (ii) does not “own” any of the shares comprising the Required Shares of the Eligible Stockholder.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. The Board of Directors may exercise all the powers of the Corporation, except such as are by statute or the Charter or the Bylaws conferred upon or reserved to the stockholders.

Section 2.02. NUMBER OF DIRECTORS. The number of directors of the Corporation shall be twelve (12), until increased or decreased as provided in this Section 2.02 to not less than ten (10) and not more than fourteen (14). By vote of a majority of the entire Board of Directors, the number of directors may be increased or decreased, from time to time, within the limits above specified; provided, however, that except as set forth in the Charter of the Corporation, the tenure of office of a director shall not be affected by any decrease in the number of directors so made by the Board.

Section 2.03. ELECTION OF DIRECTORS. Except as set forth in the Charter of the Corporation, the members of the Board of Directors shall be elected each year at the annual meeting of stockholders, and each director shall hold office until the next annual meeting of stockholders held after his or her election and until his or her successor will have been elected and qualified. No person, other than a person granted an exemption from this provision by action of the Board of Directors, shall be eligible to be elected as a director for a term which expires after the first annual meeting of stockholders after he or she reaches the age of seventy-five (75) years.

Section 2.04. CHAIRMAN OF THE BOARD. The Board of Directors shall designate from its membership a Chairman of the Board, who shall preside at all meetings of the stockholders and of the Board of Directors. He may sign with the Secretary or an Assistant Secretary certificates of stock of the Corporation, and he shall perform such other duties as may be prescribed by the Board of Directors. The Chairman will coordinate with the Lead Director on matters of Board administration and with the Chief Executive Officer and other members of management on matters relating to governance, financial reporting, stockholder engagement and input, and succession planning.

Section 2.05. Reserved.

Section 2.06. LEAD DIRECTOR. The Board of Directors, by the affirmative vote of a majority of those directors who have been determined to be “independent” for purposes of the New York Stock Exchange requirements, shall designate one of the independent directors as the Lead Director. The Lead Director shall (i) be independent and elected by a majority of the independent directors annually and may be removed from the position by a majority of the independent directors; (ii) preside as Chair at Board of Directors meetings while in executive sessions of the non-management members of the Board of Directors or executive sessions of the independent directors, or when the Chairman of the Board is ill, absent, incapacitated or otherwise unable to carry out the duties of Chairman of Board; (iii) determine the frequency and timing of executive sessions of non-management directors and report to the Chairman of the Board and the Chief Executive Officer on all relevant matters arising from those sessions, and shall invite the Chairman of the Board and the Chief Executive Officer to join the executive session for further discussion as appropriate; (iv) consult with the Chairman of the Board and the Chief Executive Officer and committee chairs regarding the topics and schedules of the meetings of the Board of Directors and committees and approve the topics and schedules of Board meetings; (v) review and approve all Board of Directors and committee agendas and provide input to management on the scope and quality of and approve information sent to the Board of Directors; (vi) assist with recruitment of director candidates and, along with the Chairman of the Board, may extend the invitation to a new potential director to join the Board of Directors; (vii) act as liaison between the Board of Directors and management and among the directors and the committees of the Board of Directors; (viii) serve as member of the Executive Committee of the Board of Directors; (ix) serve as ex-officio member of each committee if not otherwise a member of the committee; (x) serve as the point of contact for stockholders and others to communicate with the Board of Directors; (xi) recommend to the Board of Directors and committees the retention of advisors and consultants who report directly to the Board of Directors; (xii) call a special meeting of the Board of Directors or of the independent directors at any time, at any place, and for any purpose and (xiii)  perform all other duties as may be assigned by the Board of Directors from time to time.

Section  2.07. REMOVAL. Any director or the Board of Directors may be removed from office as a director at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of at least a majority of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast at an annual election of directors, voting together as a single class.

Section 2.08. VACANCIES. Vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, even if less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. Vacancies resulting from an increase in the number of directors shall be filled only by a majority vote of the Board of Directors. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor will have been elected and qualified.

Section 2.09. REGULAR MEETINGS. After each meeting of stockholders at which a Board of Directors, or any class thereof, shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business, at such time and place within or without the State of Maryland as may be designated by the Board of Directors. Other regular meetings of the Board of Directors shall be held on such dates and at such places within or without the State of Maryland as may be designated from time to time by the Board of Directors.

Section 2.10. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called at any time, at any place, and for any purpose by the Chairman of the Board, the Lead Director, the Chief Executive Officer, any three (3) directors, or by any officer of the Corporation upon the request of a majority of the Board.

Section 2.11. NOTICE OF MEETINGS. Notice of the place, day, and hour of every regular and special meeting of the Board of Directors shall be given to each director twenty-four (24) hours (or more) before the meeting, by telephoning the notice to such director, or by delivering the notice to him or her personally, or by sending the notice to him or her by electronic mail or by facsimile, or by leaving the notice at his or her residence or usual place of business, or, in the alternative, by mailing such notice three (3) days (or more) before the meeting, postage prepaid, and addressed to him or her at his or her last known post office address according to the records of the Corporation. If mailed, such notice shall be deemed to be given when deposited in the United States mail, properly addressed, with postage thereon prepaid. If notice be given by electronic mail or by facsimile, such notice shall be deemed to be given when the electronic message is transmitted to the last known electronic mail address provided to the Corporation by the director, or when the facsimile is transmitted to the last know facsimile number provided to the Corporation by the director. If the notice be given by telephone or by personal delivery, such notice shall be deemed to be given at the time of the communication or delivery. Unless required by these Bylaws or by resolution of the Board of Directors, no notice of any meeting of the Board of Directors need state the business to be transacted thereat. No notice of any meeting of the Board of Directors need be given to any director who attends or to any director who, in a writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no further notice need be given of any such adjourned meeting.

Section 2.12. PRESENCE AT MEETING. Members of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in this manner shall constitute presence in person at the meeting.

Section 2.13. CONDUCT OF MEETINGS. Each meeting of the Board of Directors shall be presided over by the Chairman of the Board of Directors or if the Chairman of the Board is not present by the Lead Director and if none of the Chairman of the Board and the Lead Director is present by such member of the Board of Directors as shall be chosen at the meeting. The Secretary, or in his or her absence an Assistant Secretary, shall act as secretary of the meeting, or if no such officer is present, a secretary of the meeting shall be designated by the person presiding over the meeting.

Section 2.14. QUORUM. At all meetings of the Board of Directors, a majority of the Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which it is by statute, by the Charter, or by the Bylaws otherwise provided, the vote of a majority of such quorum at a duly constituted meeting shall be sufficient to pass any measure. In the absence of a quorum, the directors present by majority vote may adjourn the meeting from time to time until a quorum shall be present. At any such meeting following adjournment at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.15. COMPENSATION. Directors shall not receive any stated salary for their services as Directors but, by resolution of the Board of Directors, annual retainers, fees and expenses of attendance, if any, may be provided to Directors for attendance at each annual, regular or special meeting of the Board of Directors or of any committee thereof; but nothing contained herein shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.16. ACTION BY UNANIMOUS CONSENT. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 2.17. VOTING OF SHARES BY CERTAIN HOLDERS. Notwithstanding any other provision of the Charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation. This Section 2.17 may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

COMMITTEES

Section 3.01. COMMITTEES. The Board of Directors may by resolution provide for such standing or special committees, composed of two (2) or more directors, and discontinue the same at its pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be assigned to it by the Board of Directors.

Section 3.02. MEETINGS OF COMMITTEES. Each committee of the Board of Directors shall fix its own rules of procedure, consistent with the provisions of any rules or resolutions of the Board of Directors governing such committee, and shall meet as provided by such rules or by resolution of the Board of Directors, and it shall also meet at the call of its chairman or any two (2) members of such committee. Unless otherwise provided by such rules or by such resolution, the provisions of Article II of these Bylaws, entitled “Board of Directors,” relating to the place of holding and notice required of meetings of the Board of Directors shall govern committees of the Board of Directors. A majority of each committee shall constitute a quorum thereof; provided, however, that in the absence of any member of such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in the place of such absent member. Except in cases in which it is otherwise provided by the rules of such committee or by resolution of the Board of Directors, the vote of a majority of such quorum at a duly constituted meeting shall be sufficient to pass any measure.

Section 3.03. ACTION BY UNANIMOUS CONSENT. Any action required or permitted to be taken at a meeting of a committee of the Board of Directors may be taken without a meeting if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

ARTICLE IV

OFFICERS

Section 4.01. EXECUTIVE OFFICERS – ELECTION AND TERM OF OFFICE. The Executive Officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, the President, such number of Vice Presidents as the Board of Directors may determine, a Secretary and a Treasurer. The Executive Officers shall be elected annually by the Board of Directors at its first meeting following each annual meeting of stockholders and each such officer shall hold office until the corresponding meeting of the Board of Directors in the next year and until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she shall have resigned, or shall have been removed from office in the manner provided in this Article IV. Any vacancy in any of the above offices may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.02. CHAIRMAN OF THE BOARD. If the Board of Directors designates a Chairman of the Board who is also an employee, the Chairman shall be considered an officer of the Corporation.

Section 4.03. CHIEF EXECUTIVE OFFICER. Subject to the authority of the Board of Directors, the Chief Executive Officer shall have general charge and supervision of the business and affairs of the Corporation. The Chief Executive Officer shall have the authority to sign and execute in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments. The Chief Executive Officer shall have the authority to vote stock in other corporations, and shall perform such other duties of management as may be prescribed by resolution or as otherwise may be assigned by the Board of Directors. As vested by these Bylaws, the Chief Executive Officer shall have the authority to delegate such authorization and power to some other officer or employee or agent of the Corporation as deemed appropriate.

Section 4.04. PRESIDENT. The President shall have general charge and supervision of the operations of the Corporation and shall have such other powers and duties of management as from time to time may be assigned to him or her by the Board of Directors or the Chief Executive Officer.

Section 4.05. VICE PRESIDENTS. The Corporation shall have one (1) or more Vice Presidents, including Executive and Senior Vice Presidents as appropriate, as elected from time to time by the Board of Directors, or Vice Presidents as appointed from time to time by the Chief Executive Officer. The Vice Presidents shall perform such duties as from time to time may be assigned to them by the Chief Executive Officer.

Section 4.06. SECRETARY. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and record all votes and minutes or proceedings, in books provided for that purpose; shall see that all notices of such meetings are duly given in accordance with the provisions of the Bylaws of the Corporation, or as required by law; may sign certificates of stock of the Corporation with the Chairman of the Board; shall be custodian of the corporate seal; shall see that the corporate seal is affixed to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized, and when so affixed may attest the same; and in general, shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned to the Secretary by the Chairman of the Board.

Section 4.07. TREASURER. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all monies or other valuable effects in such banks, trust companies, or other depositories as shall, from time to time, be selected by the Board of Directors; and in general, shall render such reports and perform such other duties incident to the office of a treasurer of a corporation, and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer.

Section 4.08. OTHER OFFICERS AND AGENTS. The Board of Directors, the Chief Executive Officer, or the Secretary may create such other offices and appoint or provide for the appointment of such other officers, agents, or attorneys-in-fact as any of them shall deem desirable. In the case of the Secretary, the authority to appoint other officers shall be limited to the appointment of subordinate or assistant officer positions. Each such officer, agent, or attorney-in-fact shall hold office or act for such period, have such authority, and perform such duties as the Board of Directors, the Chief Executive Officer, or the Secretary may prescribe.

Section 4.09. WHEN DUTIES OF AN OFFICER MAY BE DELEGATED. In the case of the absence or disability of an officer of the Corporation or for any other reason that may seem sufficient to the Board of Directors, the Chief Executive Officer, or the Secretary, then the Board of Directors, the Chief Executive Officer, the Secretary, or any officer designated by any of them, may, for the time being, delegate such officer’s duties and powers to any other person.

Section 4.10. OFFICERS HOLDING TWO OR MORE OFFICES. Any two (2) of the above mentioned offices, except President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument be required by law, by the Charter or by these Bylaws, to be executed, acknowledged or verified by any two (2) or more officers.

Section 4.11. COMPENSATION. The Board of Directors shall have power to fix the compensation of all officers and employees of the Corporation.

Section 4.12. RESIGNATIONS. Any officer may resign at any time by giving written notice to the Board of Directors or to the Chief Executive Officer or the Secretary of the Corporation. Any such resignation shall take effect simultaneously with or at any time subsequent to its delivery as shall be specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.13. REMOVAL. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, if such removal is determined in the judgment of the Board of Directors to be in the best interests of the Corporation, and any officer of the Corporation duly appointed by another officer may be removed, with or without cause, by such officer.

ARTICLE V

STOCK

Section 5.01. CERTIFICATES; UNCERTIFICATED SHARES. Each stockholder shall be entitled to a certificate or certificates which shall represent and certify the number and kind of shares of stock owned by the stockholder in the Corporation; provided, however, that the Board of Directors may provide for some or all of any class or series of stock to be uncertificated. Certificates shall be signed by the Chairman of the Board and countersigned by the Secretary or an Assistant Secretary, and sealed with the seal of the Corporation or a facsimile of such seal, and shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors. When certificates for stock of any class or series are countersigned by a transfer agent, other than the Corporation or its employee, or by a registrar, other than the Corporation or its employee, any other signature on such certificates may be a facsimile. In case any officer of the Corporation who has signed any certificate ceases to be an officer of the Corporation, whether because of death, resignation or otherwise, before such certificate is issued, the certificate may nevertheless be issued and delivered by the Corporation as if the officer had not ceased to be such officer as of the date of its issue. Within a reasonable time after the issuance of uncertificated shares, to the extent required by the Maryland General Corporation Law the Corporation shall furnish to the registered owner of the shares a written statement containing the information required by the Maryland General Corporation Law to be set forth of certificates representing shares of such stock.

Section 5.02. TRANSFER OF SHARES. Shares of stock shall be transferable only on the books of the Corporation only by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing the shares to be transferred, properly endorsed, or in the case of uncertificated shares, upon receipt of proper transfer instructions from the holder thereof. The Board of Directors shall have power and authority to make such other rules and regulations concerning the issue, transfer and registration of certificates of stock as it may deem expedient. Within a reasonable time after the transfer of uncertificated shares, to the extent required by the Maryland General Corporation Law the Corporation shall furnish to the registered owner of the shares a written statement containing the information required by the Maryland General Corporation Law to be set forth of certificates representing shares of such stock.

Section 5.03. TRANSFER AGENTS AND REGISTRARS. The Corporation may have one (1) or more transfer agents and one (1) or more registrars of its stock, whose respective duties the Board of Directors may, from time to time, define. No certificate of stock shall be valid until countersigned by a transfer agent, if the Corporation has a transfer agent, or until registered by a registrar, if the Corporation has a registrar. The duties of transfer agent and registrar may be combined.

Section 5.04. STOCK LEDGERS. Original or duplicate stock ledgers, containing the names and addresses of the stockholders of the Corporation and the number of shares of each class held by them respectively, shall be kept at an office or agency of the Corporation in such city or town as may be designated by the Board of Directors. If no other place is so designated such original or duplicate stock ledgers shall be kept at an office or agency of the Corporation in New York, New York or Bethesda, Maryland.

Section 5.05. RECORD DATES. The Board of Directors is hereby empowered to fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any rights, or in order to make a determination of stockholders for any other proper purpose. Such date in any case shall be not more than ninety (90) days and, in case of a meeting of stockholders, not less than thirty (30) days, prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. If a record date is not set and the transfer books are not closed, the record date for the purpose of making any proper determination with respect to stockholders shall be fixed in accordance with applicable law.

Section 5.06. NEW CERTIFICATES. In case any certificate of stock is lost, stolen, mutilated or destroyed, the Board of Directors may authorize the issuance of a new certificate or uncertificated shares in place thereof upon such terms and conditions as it may deem advisable; or the Board of Directors may delegate such power to any officer or officers or agents of the Corporation; but the Board of Directors or such officer or officers or agents, in their discretion, may refuse to issue such new certificate or uncertificated shares save upon the order of some court having jurisdiction in the premises.

ARTICLE VI

INDEMNIFICATION

Section 6.01. INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES. The Corporation shall indemnify and hold harmless any director, officer or employee who is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding,” and any such individual, a “Covered Person”), to the fullest extent permitted by Maryland law as it may exist from time to time against all Losses incurred, suffered or sustained by the Covered Person, whether in such Covered Person’s capacity as a director, officer or employee of the Corporation or to the extent the Covered Person is serving as a director, officer or employee of a subsidiary of the Corporation or, upon the written request of the Corporation, is serving as a director, manager, trustee or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (including, without limitation, pension plans, retirement plans and savings plans) of any of the foregoing (such service being referred to collectively as the “Official Capacity” of the Covered Person). Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification and shall not be held harmless by the Corporation (i) in the case of a Proceeding by or in the right of the Corporation, if the Covered Person shall be adjudged to be liable to the Corporation by a court or arbitrator having jurisdiction over the matter, (ii) in the case of a Proceeding initiated by or on behalf of the Covered Person against the Corporation or another Covered Person in his or her Official Capacity (other than a Proceeding asserting a Covered Person’s rights under this Article VI in which the Covered Person is successful), which Proceeding was not authorized by the Board of Directors, (iii) to the extent such indemnification would violate applicable law, or (iv) in respect of Losses arising from the purchase and sale by the Covered Person of securities in violation of Section 16(b) of the Exchange Act.

Section 6.02. ADVANCEMENT OF EXPENSES. The Corporation shall pay or reimburse Expenses incurred in connection with a Proceeding by a Covered Person to the extent acting in his or her Official Capacity in advance of a final disposition of the Proceeding (an “Advancement of Expenses”); provided, however, that (i) such Advancement of Expenses shall be made (without further inquiry by the Corporation) upon and only upon delivery to the Corporation of (A) a written affirmation by the Covered Person of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation under the MGCL has been met and (B) a written undertaking by or on behalf of the Covered Person to repay any Advancement of Expenses if it ultimately shall be determined by a final, nonappealable judicial decision that the Covered Person has not met the applicable standard of conduct necessary for indemnification under the MGCL, and (ii) the Corporation’s obligation in respect of the Advancement of Expenses in connection with a criminal Proceeding in which the Covered Person is a defendant shall terminate at such time as he or she (A) pleads guilty or (B) is convicted after trial and such conviction becomes final and no longer subject to appeal. Any such undertaking shall be an unlimited, non-interest bearing general obligation of the Covered Person but need not be secured and shall be accepted by the Corporation without reference to the financial ability of the Covered Person to make repayment.

Section 6.03. INDEMNIFICATION PROCEDURES.

(a) Notices of Claims. Promptly upon being served with or receiving a summons, citation, subpoena, complaint, indictment, information, or other notice that may result in a Proceeding in respect of which a Covered Person may seek indemnification or Advancement of Expenses pursuant to this Article VI, the Covered Person shall notify the Corporation’s Senior Vice President and General Counsel in writing (a “Claim Notice”) and shall provide the Senior Vice

President and General Counsel with copies of any such summons, citation, subpoena, complaint, indictment, information, or other notice; provided, however, that the failure to deliver a Claim Notice on a timely basis or to provide copies of such materials in accordance with this Section 6.03 shall not constitute a waiver of the Covered Person’s rights under this Article VI, except to the extent that such failure or delay (i) causes the amounts paid or to be paid by the Corporation to be greater than they otherwise would have been, (ii) adversely affects the Corporation’s ability to obtain for itself or the Covered Person coverage or proceeds under any insurance policy available to the Corporation or the Covered Person, including any policy in respect of director and officer liability insurance, or (iii) otherwise results in prejudice to the Corporation.

(b) Assumption of Defense. Upon receipt of a Claim Notice, the Corporation shall be entitled to assume the defense and control of any Proceeding by a third party against the Covered Person by providing written notice to the Covered Person of the assumption of the defense of the underlying claims within 15 days of receipt of the Claim Notice. If the Corporation elects to assume the defense of a Proceeding in accordance with this Section 6.03(b), the Corporation no longer will be responsible for any legal or related expenses incurred by the Covered Person in connection with the defense of the underlying Proceeding; provided, however, that (i) the Covered Person shall have the right, at his or her own expense, to employ his or her own counsel who shall be entitled to participate in the Proceeding and (ii) if in the written opinion of counsel to the Covered Person a conflict of interest exists in respect of the underlying Proceeding between the Corporation and the Covered Person or between the Covered Person and any other person party to the underlying Proceeding, the Covered Person shall have the right to employ separate counsel reasonably satisfactory to the Corporation to represent the Covered Person and in such event the reasonable fees and expenses of such separate counsel shall be paid by the Corporation.

(c) Subrogation. As a condition to the rights and benefits available to Covered Persons under this Article VI, (i) in the event the Corporation makes any payment to or for the benefit of a Covered Person pursuant to this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person, and (ii) Covered Persons seeking indemnification or Advancement of Expenses shall execute all documents and agreements and take all actions necessary to secure the rights and obtain the benefits of the Corporation pursuant to this Section 6.03(c), including all documents as may be necessary to enable the Corporation to bring suit to enforce all such rights and obtain such benefits.

Section 6.04. GENERAL. For purposes of this Article VI, (i) “Expenses” means reasonable out-of-pocket expenses, costs, charges and fees, including reasonable attorneys’ fees and expenses, court costs, reasonable fees and expenses of experts and witnesses and reasonable travel expenses, and (ii) “Losses” means Expenses, liabilities, damages, obligations, penalties, claims or losses.

Subject to the provisions of applicable law, including the MGCL, the Board of Directors, by resolution, may authorize one or more officers of the Corporation to act for and on behalf of the Corporation in all matters relating to indemnification and Advancement of Expenses as contemplated by this Article VI within any such limits as may be specified from time to time by the Board of Directors.

The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights that the Covered Person may have or hereafter acquire under any statute, provision of the Charter of the Corporation, these Bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. The indemnification and Advancement of Expenses available to Covered Persons under this Article VI shall continue as to each Covered Person after he or she has ceased to serve in an Official Capacity in respect of any action or failure to act during the course of such service, and shall inure to the benefit of each Covered Person’s heirs, executors, administrators, conservators and guardians.

The rights and benefits provided to Covered Persons under this Article VI shall accrue for the benefit of each Covered Person at such time as he or she commences service in an Official Capacity. Repeal or modification of this Article VI or the relevant provisions of applicable law, including the MGCL, shall not affect adversely any rights to indemnification or Advancement of Expenses contemplated by this Article VI prior to such repeal or modification, whether or not a Proceeding was pending as of such repeal or modification, or any obligations then existing, in respect of any actions taken or failure to take action, any facts then or theretofore existing or any Proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such actions, failure to take action or facts.

ARTICLE VII

SUNDRY PROVISIONS

Section 7.01. SEAL. The corporate seal of the Corporation shall bear the name of the Corporation and the words “Incorporated 1994 Maryland” and “Corporate Seal.”

Section 7.02. VOTING OF STOCK IN OTHER CORPORATIONS. Any shares of stock in other corporations or associations, which may from time to time be held by the Corporation, may be represented and voted at any of the stockholders’ meetings thereof by the Chairman of the Board, Chief Executive Officer, or President of the Corporation or by any other person to whom the Chairman of the Board, Chief Executive Officer, or President of the Corporation may delegate such authority. The Board of Directors, however, may by resolution or delegation appoint some other person or persons to vote such shares, in which case such person or persons shall be entitled to vote such shares upon the production of a certified copy of such resolution or delegation.

Section 7.03. AMENDMENTS. The Board of Directors shall have the exclusive power, at any regular or special meeting thereof, to make and adopt new Bylaws, or to amend, alter, or repeal any Bylaws of the Corporation, provided such revisions are not inconsistent with the Charter or statute.